Exhibit 99.1

NuStar GP Holdings, LLC Reports Second Quarter 2010 Earnings and

Announces Second Consecutive Quarterly Distribution Increase

Quarterly Distribution Increased 7.0% over Second Quarter 2009

SAN ANTONIO, August 2, 2010 – NuStar GP Holdings, LLC (NYSE: NSH) today announced that distributable cash flow available to unitholders for the second quarter was $20.0 million, or $0.47 per unit, compared to $18.5 million, or $0.44 per unit, for the second quarter of 2009. Second quarter net income was $30.9 million, or $0.73 per unit, compared to $21.4 million, or $0.50 per unit, for the second quarter of 2009.

With respect to the quarterly distribution to unitholders for the second quarter of 2010, NuStar GP Holdings, LLC announced that its board of directors has declared a distribution of $0.46 per unit, which would equate to $1.84 per unit on an annual basis. This quarterly distribution represents an increase of $0.03 per unit, or 7.0 percent, over the $0.43 distribution for the second quarter of 2009 and an increase of $0.01 per unit, or 2.2 percent, over the $0.45 distribution for the first quarter of 2010. The second quarter 2010 distribution will be paid on August 18, 2010, to holders of record as of August 6, 2010.

“For a second consecutive quarter, I am pleased to report an increase in the distribution to our unitholders, which was driven by higher general partner distributions and higher incentive distribution rights paid to the general partner as a result of the NuStar Energy, L.P. equity offering completed in May 2010. Based on the projected benefits associated with NuStar Energy L.P.’s $500 million internal growth program, the potential exists for continued growth in distributable cash flows for NuStar GP Holdings, LLC,” said Curt Anastasio, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC.

A conference call with management is scheduled for 3:00 p.m. ET (2:00 p.m. CT) today, August 2, 2010, to discuss the financial results for the second quarter of 2010. Investors interested in listening to the presentation may call 800/622-7620, passcode 84452313. International callers may access the presentation by dialing 706/645-0327, passcode 84452313. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 84452313. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargp.com.

-More-

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 15.5 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation with operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargp.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2009 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$23,810	$21,896	$33,111	$34,729

General and administrative expenses	(657)	(720)	(1,450)	(1,477)
Other income (expense), net	7,895	21	8,020	(3)
Interest expense, net	(339)	(22)	(657)	(49)

Income before income tax benefit	30,709	21,175	39,024	33,200
Income tax benefit	177	200	355	183

Net income	$30,886	$21,375	$39,379	$33,383

Basic and diluted net income per unit	$0.73	$0.50	$0.93	$0.78

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$1,821	$1,536	$2,059	$2,185
General partner incentive distribution	8,369	6,929	16,168	13,858

General partner’s interest in earnings and incentive distributions of NuStar Energy L.P.	10,190	8,465	18,227	16,043
Limited partner interest in earnings of NuStar Energy L.P.	14,341	14,152	16,326	20,128
Amortization of step-up in basis related to NuStar Energy L.P.’s assets and liabilities	(721)	(721)	(1,442)	(1,442)

Equity in earnings of NuStar Energy L.P.	$23,810	$21,896	$33,111	$34,729

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:

General partner interest	$1,576	$1,318	$3,043	$2,636
General partner incentive distribution	8,369	6,929	16,168	13,858
Limited partner interest - common units	10,867	10,827	21,772	21,657

Total distributions from NuStar Energy L.P.	20,812	19,074	40,983	38,151
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(657)	(720)	(1,450)	(1,477)
Income tax benefit	177	200	355	183
Interest expense, net	(339)	(22)	(657)	(49)

Distributable cash flow	$19,993	$18,532	$39,231	$36,808

Weighted average number of common units outstanding	42,514,494	42,503,784	42,514,494	42,503,784

Distributable cash flow per unit	$0.47	$0.44	$0.92	$0.87

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.46	$0.43	$0.91	$0.86

Total distribution	$19,556	$18,277	$38,688	$36,554

NuStar GP Holdings, LLC

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash flow and net cash provided by operating activities:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net Income	$30,886	$21,375	$39,379	$33,383
Less equity in earnings of NuStar Energy L.P.	(23,810)	(21,896)	(33,111)	(34,729)
Plus cash distributions from NuStar Energy L.P.	20,812	19,074	40,983	38,151
Other (income) expense, net	(7,895)	(21)	(8,020)	3

Distributable cash flow	19,993	18,532	39,231	36,808
Less cash distributions from NuStar Energy L.P.	(20,812)	(19,074)	(40,983)	(38,151)
Plus distributions of equity in earnings of NuStar Energy L.P.	23,810	21,896	33,111	34,729
Net effect of changes in operating accounts	(37)	6,361	(1,951)	8,440

Net cash provided by operating activities	$22,954	$27,715	$29,408	$41,826